Exhibit 4.25

Execution Copy

Zero Strike Call Option Confirmation

May 14, 2019

JinkoSolar Holding Co., Ltd. (“Counterparty”)

1 Jingke Road, Shangrao Economic Development Zone

Jiangxi Province, 334100, People’s Republic of China

Attention: Haiyun (Charlie) Cao, Chief Financial Officer

Email: charliecao@jinkosolar.com; project_victory_xvi@jinkosolar.com

Zero-Strike Call Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Credit Suisse AG, Singapore Branch (“CS”) and Counterparty as of the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), and the 2006 ISDA Definitions (the “2006 Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. In the event of any inconsistency between the Equity Definitions or the 2006 Definitions and this Confirmation, this Confirmation will govern. For the avoidance of doubt, references herein to sections of the Purchase Agreement (the “Purchase Agreement”), to be dated on or around May 15, 2019, among Counterparty and CS or an Affiliate thereof (the “Purchaser”) are based on the draft of the Purchase Agreement most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Purchase Agreement are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Purchase Agreement, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Purchase Agreement, so reviewed.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.            This Confirmation evidences a complete and binding agreement between CS and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if CS and Counterparty had executed an agreement on the Trade Date in such form (but without any Schedule except for (a) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (b) the designation of the Account Charge, dated as of the date hereof, created by Counterparty, as Chargor, in favour of CS, as Secured Party (the “Pledge Agreement”), as a Credit Support Document with respect to Counterparty, (c) the deletion of “non-“ from before “exclusive” in Section 13(b)(i)(2), the replacement of “; and” at the end of Section 13(b)(ii) with a period and the deletion of Section 13(b)(iii); and (d) the election that the definition of “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”)). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding for which is required by applicable law for the purposes of Section 2(d) of the Agreement. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 14, 2019

Option Style:	European

Option Type:	Call

Seller:	CS

Buyer:	Counterparty

Shares:	The American Depository Shares of Counterparty (Exchange symbol: “JKS”), each of which represents four Underlying Shares

Underlying Shares:	Initially, ordinary shares, par value USD 0.00002 per share, of Counterparty and any and all other securities, property and cash that are the subject of the Deposit Agreement (as defined below).

Number of Options:

2,000,000, as may be adjusted up or down by CS in the manner separately agreed by the parties and notified to Counterparty by CS on or prior to the Closing Date (as defined in the Purchase Agreement) in a notice in the form of Annex A.  For the avoidance of doubt, the Number of Options shall be reduced by the number of any Options subject to Early Settlement (as defined below).  In no event will the Number of Options be less than zero.

Option Entitlement:	One. For the avoidance of doubt, the Option Entitlement shall be subject to adjustment from time to time, as described under “Method of Adjustment” below.

Number of Shares:	As of any date, the product of the Number of Options and the Option Entitlement.

Strike Price:	USD 0.00

Premium:	The product of (x) Premium Per Option and (y) the Number of Options.

Premium Per Option:	The USD amount determined in the manner separately agreed by the parties.

Premium Payment Date(s):	As separately agreed by the parties.

Exchange(s):	New York Stock Exchange, or any successor to such exchange or quotation system.

Related Exchange(s):	All Exchanges

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Averaging Date” after the word “material,” in the third line thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that CS, in its reasonable discretion and in good faith determines, based on advice of counsel, makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures for CS to refrain from or decrease any market activity in connection with the Transaction (so long as such policies and procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to similar transactions in a non-discriminatory manner).  CS shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Disrupted Day:

The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material adverse impact on CS’s ability to unwind any related hedging transactions related to the Transaction.”

Non-Disrupted Day:	An Exchange Business Day that is not a Disrupted Day.

Procedure for Exercise:

Expiration Time:	The Valuation Time

Expiration Date:	July 28, 2021

Automatic Exercise:	Applicable, and for this purpose, the Options shall be deemed “In-the-Money” in all cases.

Valuation:

Valuation Time:	At the close of trading on the Exchange, without regard to extended or after hours trading.

Valuation Date:	The Expiration Date, subject to “Early Settlement” below.

Averaging Dates:	The 40 consecutive Scheduled Trading Days commencing on, and including, the 39th Scheduled Trading Day immediately preceding the Valuation Date, subject to “Early Settlement” below.

Averaging:	Applicable, unless CS notifies Counterparty that it has Hedge Shares equal to the full Number of Shares, as provided in “Registration of Hedge Shares” below, in which case, Not Applicable.

Averaging Date Disruption:

Modified Postponement; provided that, notwithstanding anything to the contrary in the Equity Definitions and in addition to the provisions of Section 6.7(c)(iii) of the Equity Definitions, if any Averaging Date is a Disrupted Day, the Calculation Agent may assign additional dates to be Averaging Dates and/or make adjustments to the number of Options to which each Averaging Date on or after the Disrupted Day relates (including increasing such number or reducing such number to zero with respect to one or more Averaging Dates).

Relevant Price:	The quotient of (i) the sum of the VWAP Prices for each Averaging Date divided by (ii) the number of Averaging Dates.

VWAP Price:

For any Exchange Business Day, the per Share volume-weighted average price for that Exchange Business Day as is displayed under the heading “Bloomberg VWAP” on Bloomberg Page “JKS US Equity AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the Exchange to the Scheduled Closing Time of the Exchange on such Exchange Business Day, or, in the event such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent.

Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Applicable. For the avoidance of doubt, Settlement Method Election shall also apply to Early Settlement.

Electing Party:

Counterparty, which, for the avoidance of doubt, shall mean that if a valid election is made by Counterparty to elect Cash Settlement, Cash Settlement shall apply to the relevant portion; provided, that to the extent Counterparty elects Cash Settlement with respect to all or a portion of the Transaction (including in connection with any Early Settlement), on the date of such election, Counterparty shall be deemed to (i) have repeated as of such date the representations and warranties set forth in paragraphs (f) and (j) of the section below entitled “Additional Representations and Warranties of Counterparty” and (ii) represent and warrant to CS that it has not entered into any obligation that would contractually limit it form effecting Cash Settlement (including in connection with an Early Settlement) and it has the corporate power and authority and all necessary consents to effect Cash Settlement and it is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Settlement Method Election Date:	Subject to “Early Settlement” below, the Scheduled Trading Day immediately prior to the first scheduled Averaging Date.

Default Settlement Method:	Physical Settlement.

Cash Settlement Terms:

Cash Settlement:	On the Cash Settlement Payment Date, CS shall pay to Counterparty the Cash Settlement Amount.

Cash Settlement Payment Date:	If Averaging is applicable, the date that is one Settlement Cycle immediately following the Valuation Date.

Cash Settlement Amount:

If Averaging is applicable, an amount equal to (i) the Relevant Price multiplied by (ii) the Number of Options (or, in the case of Early Settlement, the number of Options subject to such Early Settlement) multiplied by (iii) the Option Entitlement.

Physical Settlement Terms:

Physical Settlement:

If applicable, on the Physical Settlement Delivery Date, provided that CS has received the Premium in respect of the Number of Options (or, in the case of Early Settlement, the number of Options subject to such Early Settlement), CS shall deliver to Counterparty the Number of Options (or, in the case of Early Settlement, the number of Options subject to such Early Settlement) multiplied by the Option Entitlement, and will pay to Counterparty the Fractional Share Amount, if any.

Physical Settlement Delivery Date:	The date that is one Settlement Cycle immediately following the Scheduled Valuation Date.

Other Applicable Provisions in Respect of Physical Settlement:

The representations and agreements contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws or under the Deposit Agreement (as defined below) that exist as a result of the fact that Counterparty is the issuer of the Underlying Shares.

Share Adjustments:

Method of Adjustment:

Calculation Agent Adjustment. For the avoidance of doubt, in the case of any dividend or distribution of the type described in Sections 11.2(e)(i) or 11.2(e)(ii)(A) of the Equity Definitions with respect to the Shares, the Calculation Agent shall make a proportional adjustment to the Number of Shares to reflect such dividend or distribution.

Extraordinary Dividend:

Any dividend or distribution on the Shares or the Underlying Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, and including, the Expiration Date (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions).

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share	Calculation Agent Adjustment

(b) Share-for-Other	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined	Component Adjustment

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ‘“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).”. If the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.  In addition, (i) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by deleting subsection (v) thereof in its entirety and replacing it with “(v) in the case of Insolvency, the date of (A) the institution of a proceeding or presentation of a petition or the passing of a resolution (or the convening of a meeting to pass a resolution or the proposing of a written resolution) that leads to Insolvency within the meaning of subsection (A) of the definition thereof or (B) the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to the Insolvency and (ii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(A)” after “means” in the first line thereof and replacing “(A)” and “(B)” in the third and fourth lines thereof with “(1)” and “(2)” respectively, (2) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor and (3) inserting at the end of renumbered subsection (2) thereof the following wording, “or, under the laws of the Cayman Islands, any other relevant jurisdiction or otherwise, any other impediment to or restriction on the transfer of any Share arises or becomes applicable, where (x) any transfer of a Share or alteration of the status of the shareholders of the Issuer would be void unless a court of the Cayman Islands orders otherwise or (y) any transfer of a Share not being a transfer with the sanction of a liquidator, and any alteration in the status of the Issuer’s shareholders would be void”.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”, and provided further that any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.  Notwithstanding Section 12.9(b)(i) of the Equity Definitions, if a Change in Law occurs then, unless such remedy is not permitted under applicable law, CS’ sole remedy shall be Early Settlement.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:

Applicable; provided that the definition of “Hedging Disruption” in the Equity Definitions shall be amended by inserting before the period at the end thereof the words, “; provided that, notwithstanding the foregoing, a Hedging Disruption shall occur if, at any time, the Hedging Party is unable to maintain any transaction it is relying upon at such time to hedge the equity price risk of entering into and performing its obligations with respect to this Transaction without any requirement that the Hedging Party use commercially reasonable efforts to maintain or replace such hedge position.”  Notwithstanding Section 12.9(b)(iii) of the Equity Definitions, if a Hedging Disruption occurs then, unless such remedy is not permitted under applicable law or is commercially impracticable, CS’ sole remedy shall be Early Settlement.

Increased Cost of Hedging:

Applicable.  Notwithstanding Section 12.9(b)(vi) of the Equity Definitions, if an Increased Cost of Hedging occurs then, to the extent termination would apply under Section 12.9(b)(iv), unless such remedy is not permitted under applicable law or is commercially impracticable, CS’ sole remedy shall be Early Settlement.

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:

CS and/or an Affiliate of CS shall be the Hedging Party for all applicable events; provided that, when making any determination or calculation, the Hedging Party shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent. Upon a reasonable request from Counterparty, the Hedging Party shall provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by the Hedging Party, and shall use commercially reasonable efforts to provide such written explanation within five Local Business Days  from the receipt of such request unless otherwise agreed with Counterparty (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing the Hedging Party’s proprietary models or other confidential or propriety information or data (including, for the avoidance of doubt, any such information or data that is subject to a confidentiality or similar agreement or with respect to which CS is otherwise subject to a duty or obligation not to disclose) used by it for such calculation, adjustment or determination).

Determining Party:

CS shall be the Determining Party for all applicable events; provided that, when making any determination or calculation as Determining Party, CS shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent. Upon a reasonable request from Counterparty, the Determining Party shall provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by the Determining Party, and shall use commercially reasonable efforts to provide such written explanation within five Local Business Days from the receipt of such request unless otherwise agreed with Counterparty (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing the Determining Party’s proprietary models or other confidential or propriety information or data (including, for the avoidance of doubt, any such information or data that is subject to a confidentiality or similar agreement or with respect to which CS is otherwise subject to a duty or obligation not to disclose) used by it for such calculation, adjustment or determination).

Representations:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Representations, and Warranties of Counterparty:

In addition to the representations set forth in the Agreement, Counterparty further represents and warrants to CS, which representations shall be made as of the Trade Date and as otherwise specified in the Confirmation, that:

(a)	Reserved.

(b)

(i) It is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it is duly authorized to enter into the Transaction and such action does not violate any laws of its jurisdiction of incorporation, organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization with jurisdiction over Counterparty, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iv) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; and (v) it has concluded that the Transaction is suitable, for its commercial benefit and in its best interests in light of its own investment objectives, financial condition and expertise.

(c)

Neither CS nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither CS nor any of its affiliates is acting as agent, or advisor for Counterparty in connection with the Transaction.

(d)

Its most recent Annual Report on Form 20-F and all reports subsequently filed by it pursuant to the Exchange Act, taken together and in each case as amended and supplemented to the date of this representation, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)	It has not entered into any obligation that would contractually limit it from effecting Cash Settlement or Physical Settlement (including in connection with an Early Settlement) under the Transaction.

(f)	It is not aware of any material non-public information concerning the business, operations or prospects of Counterparty, the Shares or the Underlying Shares.

“Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares or Underlying Shares.

(g)

The Transaction has been duly approved and authorized by Counterparty’s board of directors after due consideration by the board of directors and, on or prior to the Trade Date Counterparty shall deliver to CS a certified true copy of the resolution of Counterparty’s board of directors authorizing the Transaction.

(h)

It is not entering into the Transaction to create actual or apparent trading activity in the Shares or Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares), or to manipulate the price of the Shares or Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares).

(i)

It would be a “non-financial counterparty” for the purposes of the Regulation (EU) No 648/2012 on OTC derivatives, central counterparties and trade repositories (“EMIR”) if it were established in the European Union and its relevant positions in OTC derivative contracts are below the clearing threshold as set out in EMIR, and Counterparty undertakes promptly to inform Credit Suisse if any such representation is or becomes untrue or incorrect.

(j)

It is not, and will not be, after making any payment due hereunder, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and for the purposes of Cayman Islands law, Counterparty is able to pay its debts as they come due.

(k)

It (A) is capable of evaluating investment risks independently, both in general and with regard to this Transaction, (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing and (C) has total assets of at least $50 million.

(l)

To its knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares or Underlying Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of CS or its affiliates owning or holding (however defined) Shares or Underlying Shares in an amount equal to the Number of Shares (or the corresponding number of Underlying Shares); provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by CS or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.

(m)

Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than the concurrent offerings of Shares and convertible notes.

(n)

It acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to CS that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(o)	It has the corporate power and authority and all necessary consents to effect either Cash Settlement or Physical Settlement of the Transaction as contemplated by the Agreement.

Additional Mutual Representations and Warranties:

In addition to the representations set forth in the Agreement, each of CS and Counterparty further represents and warrants to the other party that as of the Trade Date:

It is an “eligible contract participant” as the term is defined in the U.S. Commodity Exchange Act, as amended.

Additional Covenants of Counterparty:

(a)

Counterparty shall deliver to CS opinions of counsel, dated no later than the Closing Date (as defined in the Purchase Agreement), subject to customary exclusions and substantially in the form agreed to by the parties on or prior to the Trade Date.

(b)

(i) Counterparty shall not engage in any distribution, as such term is used in Regulation M under the Exchange Act of any securities of Counterparty, during the period (the “Restricted Period”) from, and including, the scheduled first Averaging Date to, and including, the Exchange Business Day immediately succeeding the Valuation Date related to such Averaging Dates; provided, for the avoidance of doubt, that the foregoing shall not apply with respect to any Early Settlement.

(ii) In connection with any Early Settlement, Counterparty shall notify CS as soon as practicable, and in any event no later than the Exchange Business Day immediately following the Notice Date with respect to such Early Settlement, of any distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty that is occurring on the date Counterparty delivers such notice to CS or that Counterparty expects at such time may occur on any Averaging Date, Valuation Date or the Exchange Business Day immediately succeeding the Valuation Date relating to such Early Settlement.

(c)

Other than pursuant to this Transaction, on the Trade Date, and on each day during the Restricted Period, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares or Underlying Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares or Underlying Shares; provided that this clause (c) shall not apply to any (i) privately negotiated, unsolicited or off-market purchase of Shares (or any security convertible into or exchangeable or exercisable for Shares); (ii) purchase of Shares pursuant to the issuance or exercise of any stock option or other employee benefit or similar arrangement granted to former or current employees, officers, directors, or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options or other employee benefits or similar arrangements to satisfy payment of the option exercise price (or similar obligation) and/or satisfy tax withholding requirements in connection with the exercise of such option or other employee benefits or similar arrangements; (iii) purchase of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (iv) the conversion or exchange by holders of any convertible or exchangeable securities of Counterparty previously issued; (v) purchase of Shares effected by or for a plan by an agent independent of Counterparty, in each of clauses (i) through (v), to the extent that such transaction or event does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18); or (vi) purchases of Shares on behalf of any officer or director of Counterparty effected pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act or purchase of Shares effected by or for the trustee of any employee retirement savings plans maintained pursuant to a master trust agreement between Counterparty and such trustee.

Other Provisions:

(a)

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, CS and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) CS and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) CS shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the VWAP Price; and (D) any market activities of CS and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the VWAP Price, each in a manner that may be adverse to Counterparty.

(b)

Transfer. Notwithstanding Section 7 of the Agreement, CS may, without Counterparty’s consent, transfer or assign all of its rights and obligations under the Transaction, the Agreement and each Credit Support Document to any Affiliate of CS subject to such terms and conditions as separately agreed to by the parties.

(c)

Designation. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing CS to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, CS may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform CS’s obligations in respect of the Transaction and any such designee may assume such obligations. CS shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(d)

Early Unwind. In the event (x) the Purchase Agreement is not executed by May 29, 2019 (the “Signing Cut-Off Date”) or (y) the sale of the Notes (as defined in the Purchase Agreement) pursuant to the Purchase Agreement is not consummated for any reason, by the close of business in New York on May 31, 2019 (or such later date as agreed upon by the parties) (May 31, 2019 or such later date as agreed upon, the “Closing Cut-Off Date”) (the Signing Cut-Off Date or the Closing Cut-Off Date, as applicable, being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of CS and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. CS and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(e)

Early Settlement. CS may, from time to time on or after the 30th day following the Trade Date, upon the occurrence of a Change in Law, Hedging Disruption or Increased Cost of Hedging, early settle the portion of the Transaction to which such Change in Law, Hedging Disruption or Increased Cost of Hedging applies (“Early Settlement”), in whole or in part, by delivering a written notice to Counterparty (the “Early Settlement Notice”) on any Exchange Business Day (the effective date of such delivery, the “Notice Date”) specifying (i) the number of Options to be settled early (the “Early Settled Portion”), (ii) the date of such early settlement if Cash Settlement would apply (the Cash Settlement Payment Date in respect of such Early Settlement, the “Cash Early Settlement Date), (iii) the Averaging Date(s) and Valuation Date in respect of such Early Settlement if Cash Settlement would apply and “Registration of Hedge Shares” below does not apply (in which case, the first Averaging Date shall not be less than 2 Scheduled Trading Days after the Notice Date), and (iv) estimates of the Early Settlement Payments that would apply assuming that Cash Settlement would apply and assuming, alternatively, that Physical Settlement would apply. For purposes of the foregoing, “Early Settlement Payment” shall mean the losses and costs (expressed as a positive number) incurred by the Determining Party or the gains realized by the Determining Party (expressed as a negative number) in connection with its termination, liquidation or re-establishment of any hedge related to such Transaction, as determined by the Determining Party in good faith and using commercially reasonable procedures in order to produce a commercially reasonable result. At least one Scheduled Trading Day prior to the Cash Early Settlement Date (in the case of Cash Settlement) or the Physical Early Settlement Date (in the case of Physical Settlement), the Determining Party shall notify Counterparty of the actual Early Settlement Payment.

On or prior to the Exchange Business Day following the Notice Date with respect to an Early Settlement, Counterparty may elect for Cash Settlement to apply to such Early Settlement. If Cash Settlement is applicable with respect to any Early Settlement, on the Cash Early Settlement Date, (i) CS will pay to Counterparty the Cash Settlement Amount in respect of such Early Settlement or Counterparty will pay to CS the Cash Settlement Amount in respect of such Early Settlement, as applicable, and (ii) CS will pay to Counterparty the absolute value of the Early Settlement Payment in respect of such Early Settlement, if negative, or Counterparty will pay to CS the Early Settlement Payment in respect of such Early Settlement, if positive.

If Counterparty does not validly elect Cash Settlement with respect to an Early Settlement, Physical Settlement shall apply to such Early Settlement, unless Counterparty does not pay to CS on or prior to the Exchange Business Day following the Notice Date, in immediately available funds, an amount equal to the Premium in respect of the number of Options subject to such Early Settlement plus the Early Settlement Payment, in which case, Counterparty shall be deemed to have elected Cash Settlement.

If Physical Settlement is applicable with respect to any Early Settlement, the date of such early settlement (the “Physical Early Settlement Date”) shall be a date selected by CS in its sole commercially reasonable discretion and notified to Counterparty at least one Exchange Business Day prior to such Physical Early Settlement Date that is no less than 2 Exchange Business Days after the Notice Date and no more than 43 Scheduled Trading Days after the Notice Date; and on such Physical Early Settlement Date, CS will deliver to Counterparty a number of Shares equal to the number of Options being settled on that Early Settlement Date multiplied by the Option Entitlement, and will pay to Counterparty the Fractional Share Amount, if any. Such delivery will be made through the relevant Clearance System.

(f)	Depository Shares Provisions.

(i)	For the purposes of this Confirmation the following definitions will apply:

“Depository” means JPMorgan Chase Bank, N.A., or any successor thereto from time to time.

“Deposit Agreement” means the Amended and Restated Deposit Agreement, dated as of November 9, 2018, by and among Underlying Shares Issuer, the Depositary and the owners and holders from time to time of the Shares, as from time to time amended or supplemented in accordance with its terms, and the other agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.

“DR Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares, as appropriate” and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer and/or Underlying Shares Issuer, as appropriate”.

“Replacement DRs” means depository shares or receipts other than the Shares over the same Underlying Shares, in each case issued by a depositary that is not the Depositary.

“Underlying Shares Issuer” means JinkoSolar Holding Co., Ltd..

(ii)	The following amendments shall be made to the Equity Definitions:

(A) The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:

(I)

the DR Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a material economic effect on the relevant Transaction;

(II)    “or” shall be deleted where it appears at the end of (vi);

(III)   “.” shall be deleted where it appears at the end of (vii) and replaced with “as a result of a corporate action by the Underlying Shares Issuer; or”; and

(IV)   the following shall be inserted as provision (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement.

(V)    the following shall be inserted as provision (ix): “(ix) any other event as a result of which the Shares represent fewer or more Underlying Shares than, and/or any property or assets in addition to, or as a whole or partial replacement of, in each case, the number of Underlying Shares represented by the Shares prior to such event.”

(B) In making any adjustment following any Potential Adjustment Event, the Calculation Agent shall take into account (among other factors) any adjustment made by the Depository under the Deposit Agreement.

(C) If a Potential Adjustment Event occurs under Section 11.2(e)(viii) of the Equity Definitions, then the following amendments shall be deemed to be made to Section 11.2(c) of the Equity Definitions in respect of such Potential Adjustment Event:

(I)      the words “the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the relevant Shares” shall be deleted and replaced with the words “the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on such Transaction”; and

(II)    the words “as the Calculation Agent determines appropriate to account for that diluting or concentrative effect” shall be deleted and replaced with the words “as the Calculation Agent determines appropriate to account for such economic effect on such Transaction”.

(D) The definitions of “Merger Event”, “Share-for-Share”, “Share-for-Other”, “Share-for-Combined”, “New Shares” “Other Consideration” and “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DR Amendment.

(E) Following the declaration by the Underlying Shares Issuer of the terms of any Merger Event in relation to the Underlying Shares, the Calculation Agent shall, in determining any adjustment pursuant to Calculation Agent Adjustment, take into account (among other factors) any adjustment made by the Depository under the Deposit Agreement.

(F) The definitions of “Nationalization”, “Insolvency” and “Delisting” in Section 12.6 of the Equity Definitions shall be amended in accordance with the DR Amendment.

(G) The consequence of a Nationalization or Insolvency in respect of the Depository shall be Cancellation and Payment (Calculation Agent Determination).

(H) If a Delisting of the Shares occurs or the Depository announces that the Deposit Agreement is (or will be) terminated, then:

(I)      Cancellation and Payment (Calculation Agent Determination) will apply as provided in this Confirmation; provided that the parties may agree that a replacement of the Shares with Replacement DRs or the Underlying Shares should take place and that one or more terms of the Transaction should be amended and if the parties so agree, then Cancellation and Payment (Calculation Agent Determination) shall not apply in respect of such Delisting or termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DRs or the Underlying Shares, as applicable, and any agreed amendments will be made, in each case with effect from the date agreed; and

(II)    where Cancellation and Payment (Calculation Agent Determination) applies under clause (I) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (x) such termination shall be deemed to be an “Extraordinary Event”; (y) Cancellation and Payment (Calculation Agent Determination) shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (z) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depository that the Deposit Agreement is (or will be) terminated”.

(III) The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DR Amendment.

(IV) For the avoidance of doubt, where a provision is amended by this Section in accordance with the DR Amendment, if the event described in such provision occurs in respect of the Underlying Shares or the Underlying Shares Issuer, then the consequence of such event shall be interpreted consistently with the DR Amendment and such event.

(g)

Right to Postpone or Extend. The Calculation Agent may postpone or extend, for as long as it is reasonably necessary, any Averaging Date or the Cash Settlement Payment Date or any other date of payment by CS in connection with Cash Settlement, with respect to some or all of the Options hereunder, if the Calculation Agent determines and, in respect of clause (ii) below, based on advice of counsel, in its commercially reasonable discretion, that such extension is reasonably necessary or appropriate to (i) preserve CS’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or price volatility of Shares or (ii) to enable CS to effect purchases or sales of Shares in connection with its hedging or settlement activity hereunder in a manner that would, if CS were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory or self-regulatory requirements or with related policies or procedures applicable to CS (so long as such policies and procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to similar transactions in a non-discriminatory manner).

(h)

Staggered Settlement. If CS reasonably determines, based on advice of counsel, that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by CS on any Settlement Date for the Transaction, CS may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)

in such notice, CS will specify to Counterparty the related Staggered Settlement Dates (each of which will be no later than such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date; and

(ii)

the aggregate number of Shares that CS will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that CS would otherwise be required to deliver on such Nominal Settlement Date.

(i)

Registration of Hedge Shares. If CS notifies Counterparty in writing on the Notice Date that it has Hedge Shares (as defined below) it wishes to sell, Counterparty hereby agrees that if Cash Settlement is applicable with respect to any portion of the Transaction, Counterparty shall, at its election, either (x) make available a Private Placement (as defined below) pursuant to this paragraph or (y) in order to allow CS to sell the Shares if any, held by CS for the purpose of hedging its obligations pursuant to the Transaction (the “Hedge Shares”), in a registered offering, make available to CS an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to CS, substantially in the form of an underwriting agreement for a registered offering of a substantially similar size by issuers similar to Counterparty, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of a substantially similar size by issuers similar to Counterparty, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to CS, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of a substantially similar size by issuers similar to Counterparty and (E) afford CS a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of a substantially similar size by issuers similar to Counterparty (provided that prior to receiving or being granted access to any such information, CS may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation) and (F) pay all reasonable and documented costs and expenses (including any legal fees) of CS in connection with such registration of Hedge Shares; provided that CS shall allow Counterparty a commercially reasonable amount of time to satisfy the requirements set forth in the preceding sentence. Once such registration statement is effective, CS will sell the Hedge Shares as contemplated in the agreement referred to in clause (A) above, and notwithstanding any provision of this Confirmation to the contrary, the Cash Settlement Amount shall equal (i) such percentage of the volume-weighted average price per Share received by CS from the registered sale of the Hedge Shares as separately agreed between the parties, multiplied by (ii) the number of Options subject to such Cash Settlement, multiplied by (iii) the Option Entitlement as of the date such Hedge Shares are sold. CS will pay to Counterparty such Cash Settlement Amount on each date that is one Settlement Cycle following CS’s receipt of the proceeds of such registered sales. If (I) Counterparty makes an election that Private Placement shall apply above or (II) Counterparty makes an election to make available to CS an effective registration statement under the Securities Act to cover the resale of the Hedge Shares but does not satisfy the requirements regarding registration set forth above within the commercially reasonable amount of time specified by CS or if, in the judgment of counsel to CS, the results of its due diligence investigation are insufficient for CS to conclude that it conducted a reasonable investigation within the meaning of Section 11 of the Securities Act or the procedures and documentation for the registered offering referred to above are insufficient to support a registered offering in compliance in all material respects with all applicable rules and regulations (the events and circumstances in the foregoing clauses (I) and (II), each a “Private Placement Triggers”), then, in order to allow CS to sell the Hedge Shares in a private placement (a “Private Placement”), Counterparty shall enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by issuers similar to Counterparty, in form and substance reasonably satisfactory to CS (a “Conforming PPA”) and, notwithstanding any provision of this Confirmation to the contrary, the Cash Settlement Amount for any such Cash Settlement shall equal (i) such percentage of the volume-weighted average price per Share received by CS from the private placement of the Hedge Shares as separately agreed between the parties (which price shall take into account a commercially reasonable illiquidity discount), multiplied by (ii) the number of Options subject to such Cash Settlement, multiplied by (iii) the Option Entitlement as of the date such Hedge Shares are sold. CS will pay to Counterparty such Cash Settlement Amount on each date that is one Settlement Cycle following CS’s receipt of the proceeds of such private placement. If, following a Private Placement Trigger, Counterparty does not, within a commercially reasonable amount of time specified by CS, deliver to CS a Conforming PPA, Physical Settlement shall apply.

(j)

Additional Notices. Counterparty shall provide a written notice to CS promptly upon becoming aware that Counterparty is not or will no longer be a “foreign private issuer,” as such term is defined in Rule 3b-4 under the Exchange Act.

(k)	Termination Currency. USD

(l)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If CS shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), CS shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) except in the event (i) of an Insolvency, a Nationalization, a Merger Event, or a Bankruptcy Event of Default under Section 5(a)(vii) of the Agreement, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control, or (iii) any Event of Default resulting from a breach by Counterparty of its representations contained in paragraph (g) or (j) of the section “Additional Representations and Warranties of Counterparty”; provided that Counterparty shall have the right, in its sole discretion, to elect to require CS to satisfy any Payment Obligation in cash by giving irrevocable telephonic notice to CS, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant Merger Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Cash Termination”) so long as Counterparty repeats the representations set forth in paragraph (f) of the section “Additional Representations and Warranties of Counterparty” as of the date of such election, provided further that CS shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to require CS to satisfy any Payment Obligation in cash. The following provisions shall apply for the Share Termination Alternative on the Scheduled Trading Day immediately following the relevant Merger Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

Applicable. CS shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its commercially reasonable discretion and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting, Tender Offer or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable.  If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the consideration determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(m)	Office.

(i) The Office of CS for the Transaction is: Singapore.

(ii) The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(n)	Notice. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(i) CS

Raffles Link, #03/#04-01

South Lobby

Singapore 039393

Attention: IBCM CMSG Team
Email: list.elohkderiv@credit-suisse.com

(ii) Counterparty

JinkoSolar Holding Co., Ltd.

1 Jingke Road, Shangrao Economic Development Zone

Jiangxi Province, 334100, People’s Republic of China

Attention: Haiyun (Charlie) Cao, Chief Financial Officer

Email: charliecao@jinkosolar.com; project_victory_xvi@jinkosolar.com

(o)

Calculation Agent: CS; provided that if at any time an Event of Default under Section 5(a)(i) of the Agreement (unless such failure to pay is caused by an error or omission of an administrative or operational nature, funds were available to such party to enable it to make the relevant payment when due and such payment is made within two Currency Business Days) or Section 5(a)(vii) of the Agreement has occurred with respect to CS, then Counterparty may appoint an independent leading dealer in the relevant market to act as Calculation Agent (“Substitute Calculation Agent”) for so long as such Event of Default is continuing, whose commercially reasonable fees and expenses, if any, shall be met by CS. All calculations and determinations made by the Substitute Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Upon a reasonable request from Counterparty, the Calculation Agent shall provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by the Calculation Agent, and shall use commercially reasonable efforts to provide such written explanation within five Local Business Days from the receipt of such request unless otherwise agreed with Counterparty (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing the Calculation Agent’s proprietary models or other confidential or propriety information or data (including, for the avoidance of doubt, any such information or data that is subject to a confidentiality or similar agreement or with respect to which CS is otherwise subject to a duty or obligation not to disclose) used by it for such calculation, adjustment or determination).

(p)

WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(q)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(r)

Service of Process. Counterparty irrevocably appoints JinkoSolar (U.S.) Inc., 343 Sansome Street, Suite 975, San Francisco, California, 94104, and CS irrevocably appoints Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010, as their respective authorized agents upon which process may be served in any suit, action or proceeding relating to the Transaction, and agrees that service of process upon such agent in any manner permitted by applicable law shall be deemed in every respect effective service of process upon the party that has designated such agent hereunder as acting on its behalf in any such suit, action or proceeding. Each party further agrees to take any and all action as may be reasonably necessary to maintain such designation and appointment of such agent (or a substitute Process Agent) in full force and effect for a period of five and a half years from the date of this Confirmation. If for any reason such agent shall cease to be such agent for service of process, the relevant party shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the other party a copy of the new agent’s acceptance of that appointment within 10 days. Nothing herein shall affect the right of either party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other court of competent jurisdiction.

(s)

Tax Matters. (i) For the purposes of 3(f) of the Agreement, CS makes the following representations: (A) CS is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes and a “non-U.S. branch of a foreign person” (as that term is used in 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes; (B) CS is a corporation for U.S. federal income tax purposes organized under the laws of Switzerland.

(ii) For the purposes of 3(f) of the Agreement, Counterparty makes the following representations: Date, Counterparty is a corporation for U.S. federal income tax purposes organized under the laws of the Cayman Islands and a foreign person (as that term is used in section 1.6041-4(a)(4) of the United Stated Treasury Regulations) for U.S. federal income tax purposes.

(iii) For the purposes of Section 4(a)(i) and 4(a)(ii) of the Agreement, CS and Counterparty shall agree to deliver a validly completed and duly executed United States Internal Revenue Service Form W-8BEN-E (“Form W-8BEN-E”) (or any successor form thereto) to Counterparty or CS, as applicable (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Counterparty or CS and (iii) promptly upon learning that such form or the information therein has becomes obsolete, outdated or incorrect.

(t)

Margin regulations: Counterparty represents to CS that for purposes of the Commission Delegated Regulation (EU) 2016/2251 (the “EU Margin Regulations”) it is a Non-Financial Counterparty below clearing thresholds and undertakes to notify CCS promptly upon such representation becomes untrue or incorrect. Where Counterparty informs CS that such representation has become untrue or incorrect, Counterparty and CS shall enter into good faith negotiations to adjust the terms of the Transaction to reflect the impact of the application of the EU Margin Regulations. If Counterparty and CS are unable to agree on the adjustments that need to be made to the Transaction to reflect the impact of the EU Margin Regulations on or before the earlier of (i) the date falling one month following the notification by Counterparty that such representation has become untrue or incorrect and (ii) the date on which the EU Margin Regulations begin to apply to this Transaction such that margin is required to be transferred, an Additional Termination Event shall occur in respect of the Transaction with Counterparty being the sole Affected Party.

(u)

Recording of Conversations: Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties and their Affiliates in connection with the Agreement or the Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any proceedings.

(v)

Swiss Stay. CS and Counterparty agree that the terms of the ISDA Swiss Jurisdictional Module and the ISDA Resolution Stay Jurisdictional Modular Protocol (together, the “Swiss Jurisdictional Module”), as published by ISDA on 31 October 2017 and available on the ISDA website (www.isda.org), are incorporated into and form part of the Agreement. CS and Counterparty further agree that the Agreement will be considered to be a “Covered Agreement” and that the Implementation Date shall be the effective date of this Confirmation as amended by the parties for the purposes of such Swiss Jurisdictional Module regardless of the definition of such terms in the Swiss Jurisdictional Module. In the event of any inconsistencies between the Agreement and the Swiss Jurisdictional Module, the Swiss Jurisdictional Module will prevail.

(w)	Dispute Resolution. The provisions of Annex B (Dispute Resolution) shall apply to this Confirmation.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. CS will make the time of execution of the Transaction available upon request.

Very truly yours,

CREDIT SUISSE AG, SINGAPORE BRANCH

By:	/s/ David Leung
Name:	David Leung
Manging Director,Global Markets Asia Pacific Credits Suisse AG 1 Raffle link, #03#04-01 South Lobby Singapore 039393
Title:	Authorized Signatory

By:	/s/ Adeline Fang
Name:	Adeline Fang
Vice President General Counsel Division
Title:	Authorized Signatory

Confirmed and Acknowledged as of the date first above written:

JINKOSOLAR HOLDING CO., LTD.

By:
Name:
Title:

By:
Name:
Title:

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. CS will make the time of execution of the Transaction available upon request.

Very truly yours,

CREDIT SUISSE AG, SINGAPORE BRANCH

By:
Name:
Title:

By:
Name:
Title:

Confirmed and Acknowledged as of the date first above written:

JINKOSOLAR HOLDING CO., LTD.

By:	/s/ Haiyun Cao
Name: Haiyun Cao
Title: Chief Financial Officer

By:	/s/ Xiande Li
Name: Xiande Li
Title: Chairman

ANNEX A

CONFIRMATION NOTICE

May [●], 2019

JinkoSolar Holding Co., Ltd. (“Counterparty”)

1 Jingke Road, Shangrao Economic Development Zone

Jiangxi Province, 334100, People’s Republic of China

Attention: Haiyun (Charlie) Cao, Chief Financial Officer

Email: charliecao@jinkosolar.com; project_victory_xvi@jinkosolar.com

Zero-Strike Call Transaction

Dear Sir / Madam,

As referenced in the Confirmation, dated as of May 14, 2019, entered into between Credit Suisse AG, Singapore Branch (“CS”), and JinkoSolar Holding Co., Ltd. (“Counterparty”), we hereby provide notice of the Number of Options:

Number of Options

Any capitalized terms used but not defined herein shall have their respective meanings as assigned in the Confirmation.

A-1

Very truly yours,

CREDIT SUISSE AG, SINGAPORE BRANCH

By:
Name:
Title:

By:
Name:
Title:

A-2

ANNEX B
DISPUTE RESOLUTION

The provisions in this Annex are submitted in connection with the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 19 June 2015 (“FMIA”) in order for Credit Suisse AG (the “Bank”, and together with Counterparty (the “Client”), the “Parties”) to determine the application of certain FMIA requirements and to assist the Bank in fulfilling its obligations thereunder.

The Client will notify the Bank in writing before or as soon as practically possible following any of the statements made in the provisions in this Annex ceasing to be true. The Bank may rely on the statements given by the Client in the provisions in this Annex unless and until it has received notification from the Client in writing to the contrary.

1.             Classification

The Client is a Small Non-Financial Counterparty (NFC-) and agrees to be bound by the terms of the below clause 3 “Dispute Resolution”

2.             Legal Entity Identifier (LEI)

LEI of the Client (if available): 529900Y93WNCS05FG852

3.             Dispute Resolution

Unless otherwise agreed, the Parties will use the following procedure to identify and resolve any dispute in connection with an OTC derivatives transaction subject to the Financial Market Infrastructures Act (FMIA) of 19 June 2015, in respect of Art. 108 lit. c FMIA and Art. 97 of the Ordinance on Financial Market Infrastructures (FMIO) of 25 November 2015 (the “Dispute”):

(i)            either Party may identify a Dispute by sending a dispute notice to the other Party mentioning the subject of the Dispute (including the transaction(s) concerned);

(ii)           on or following receipt of a notice in accordance with (i) above, the Parties will consult with each other in good faith in an attempt to resolve the Dispute in a timely manner, including, without limitation, by exchanging any relevant information and by identifying and using any dispute resolution process already agreed between the Parties which can be applied to the subject of the Dispute or, where no such process exists or the Parties agree that it would be unsuitable, determining and applying a resolution method for such Dispute; and

(iii)          with respect to any Dispute that is not resolved within five business days (i.e., five days on which the banks in the domicile of both Parties are open) from the day of receipt of the notice in accordance with (i) above, the Dispute shall be referred internally to the appropriate management level.

To the extent required by applicable law, each party will have internal procedures and processes in place to record and monitor any Dispute for as long as the Dispute remains outstanding.